Exhibit 7

                                  July 23, 1998

Dear Series A Investor:

         Re:      Elimination of the Series A Dividend


         This letter is sent on behalf of the Board of Directors ("Board") of QCS corporation (the "Company") in reference to that certain letter of consent dated June 17, 1998 (the "Consent Letter"), which was circulated, in the form attached hereto as Exhibit A, to all shareholders (the "Series A Investors") holding Series A Preferred Stock (the "Series A") of the Company.

         This will confirm that the Company has received on or prior to June 30, 1998 executed copies of the Consent Letter from Series A Investors holding in excess of eight percent (80%) of the outstanding shares of Series A, as required for approval under the terms applicable to the Series A in the Company's Certificate of Incorporation, as amended (the"Certificate"). The Company therefore intends promptly to carry out the terms of the transaction as described in that letter, including, without limitation, (1) elimination of the cumulative dividend on the Series A and (2) the issuance of new shares of Series A to each existing Series A Investor pro rata with that Series A Investor's respective holding of the Series A, as provided in the Consent letter and as amplified in this letter (the "Series A Transaction").

         The remainder of this letter describes the proposal of the Company's Board to implement the Series A Transaction and to obtain the consent of the Series A Investors to the proposed implementation.

         There are currently 4,310,684 shares of Series A issued and outstanding as of the date hereof. Exhibit B hereto sets forth the calculation of the number of Series A shares which the Series A Investors will receive in consideration for their agreement to eliminate the Series A dividend, as provided in the Consent Letter, and using June 30, 1998 as the Effective Date for the Series A Transaction, which is recommended and approved by the Board. On such basis, the Company will issue an additional 708,557 Series A shares, after which issuance a total of 5,019,241 Series A shares will be issued and outstanding.

         The Company currently has a total of only 5,000,000 shares of Preferred Stock authorized under its Certificate, which is an insufficient number to implement the Series A Transaction. The Company is therefore required to amend the Certificate to increase the total number of authorized but unissued preferred shares, and such amendment (the "Amendment") requires the vote of 50% of all shareholders and the vote of 80% of the Series A Investors voting as a class. In the Amendment, the Company would also amend the Certificate to eliminate the Series A dividend provisions, as the Series A Investors have approved in the Consent Letter.

         Due to the administrative inconvenience and legal costs of soliciting shareholder approvals for the Amendment, and since the Company has determined to hold an annual shareholders meeting at a time and place to be set during October, 1998, (the "1998 Annual Meeting"), the Board believes that it is in the best interests of both the Company and its shareholders to seek the Amendment in connection with the proxy solicitations that will be mailed to all shareholders for the 1998 Annual Meeting.

         The Company therefore consents and approves of, and requests that you provide your consent to and approval of the proposed implementation of the Series A Transaction, as provided in the Consent Letter and as modified in this letter, including without limitation consent and approval of the following terms and conditions with respect thereto:

         1. As a Series A Investor, I have had the opportunity, either individually or through my representative, to speak with officers and employees of the Company and to conduct due diligence so as to receive full and accurate information with respect to the Company's affairs and operations, and have done so to my satisfaction.

         2. June 30, 1998 shall be the Effective Date for calculation of the number of Series A shares to be issued in the Series A Transaction, and I hereby accept and approve the calculations set forth in Exhibit B.

         3. The Series A Transaction shall be completed as soon as reasonably practicable following the shareholders' approval of the Amendment in connection with the 1998 Annual Meeting, to be held in accordance with applicable proxy rules and other required corporate procedures.

         4. As a Series A Investor, I do hereby agree to vote all my Series A shares and all my Common Shares in favor of the Series A. Transaction (including without limitation the Amendment).

         5. As a Series A Investor, I do hereby agree to execute and deliver such documents and instruments as may be reasonably necessary from time to time to implement the Series A Transaction (including without limitation the Amendment) following its approval at the 1998 Annual Meeting. This
                  Section 6 shall survive expiration of this letter in accordance with its terms.

         6. The Company, the Series A Investors, and each of them do understand and do hereby mutually acknowledge and agree that the Company's remedy at law would be inadequate in the event of a breach of either the Consent Letter of this letter by one or more of the undersigned Series A Investors, and that the Company shall therefore be entitled to seek injunctive relief to specifically enforce the terms hereof.

         7. The terms of the Consent Letter and this letter, when approved by Series A Investors holding no less than eighty percent (80%) of the outstanding shares of the Series A, shall be binding on all of the Series A Investors, to the extent not prohibited by applicable law.

         8. This letter and the Consent Letter as modified hereby shall be of full force and effect through and including November 30, 1998 (the "Expiration Date"), on which date both the Consent Letter and this letter shall expire if the Series A Transaction has not been completed on or prior to said Expiration Date.

Please confirm your consent and approval hereto by signing in the space indicated below and returning to the Company an original executed copy of this letter in the enclosed self-addressed, stamped envelope.

                                            Sincerely,

                                            QCS CORPORATION

                                            /s/ Marcel van Heesewijk

                                            Marcel van Heesewijk
                                            Chairman of the Board

                                 QCS Corporation
                         Class A Preferred Shareholders
                             Conversion of Dividend

                                                                                                   Total
                                                                                                 Preferred
                  # of Class A                                                  # of Class A      Class A
                     Shares                                        Total          Shares @#     Shares After
     Name         outstanding    % of Total      Original B     Dividend ($)      $1,2069        Conversion
     ----         -----------    ----------      ----------     ------------      -------        ----------
Carlyle LP         1,456,311       33.78%       $1,500,000.33    $288,904.48      239,377         1,695,688
STF Mgt            567,962         13.18%       585,000.39       112,672.80       93,357          661,319
Ltd-Sharp Tech
Fund 1
STF Mgt            305,825         7.09%        315,000.22       60,669.97        50,269          356,094
Ltd-Sharp Tech
Fund II
Lagunitas          388,350         9.01%        400,000.50       77,041.27        63,834          452,184
Partners
Proactive          388,350         9.01%        400,000.50       77,041.27        63,834          452,184
Partners
Herb Miller        485,437         11.26%       500,000.11       96,301.49        79,792          565,229
Oakwood Holdings   291,263         6.76%        300,000.89       57,781,05        47,876          339,139
Robert Zangrillo   38,835          0.90%        40,000.05        7,704.13         6,383           45,218

DeNoyange SA       194,175         4.50%        200,000.25       38,520.64        31,917          226,092
Hans Robben        48,544          1.13%        50,000.32        9,630.21         7,979           56,523
Peter Mills        97,088          2.25%        100,000.64       19,260.42        15,959          113,047
Peter Anson        24,272          0.56%        25,000.16        4,815.10         3,990           28,262
Steven Lebow       24,272          0.56%        25,000.16        4,815.10         3,990           28,262

                   4,310,684       100.00%      $4,440,004.52    $855,157.95      708,557         5,019,241

                                                                           Average          Average
 Date            Volume   High/Ask        Low/Bid          Class           Bid/Ask          Bid/Ask
 ----            ------   --------        -------          -----           -------          -------
6/11/98           6,000  2               2                2               2                 2,0000
6/12/98           2,000  2               2                2               2                 2,0000
6/15/98          13,400  2 1/16          1 15/16          1 15/16         2                 2,0000

6/16/98          36,500  1 7/8           1 11/16          1 11/16         1 25/32           1.7813
6/17/98          39,500  1 13/16         1 3/4            1 3/4           1 25/32           1.7813

6/18/98           5,600  1 13/16         1 3/4            1 3/4           1 25/32           1.7813

6/19/98          17,000  1 7/10          1 5/8            1 5/8           1 53/80           1.6625
6/22/98           4,000  1 11/16         1 11/16          1 11/16         1 11/16           1.6875
6/25/98           9,500  1 11/16         1 1/2            1 11/16         1 19/32           1.5938
9/26/98          11,000  1 13/16         1 3/4            1 3/4           1 25/32           1.7813
6/29/98          12,000  1 13/16         1 3/4            1 3/4           1 25/32           1.7813
6/30/98           3,000  1 7/8           1 7/8            1 7/8           1 7/8             1.8750
                                                                          -----             ------
                                                                          147/58            1.8104

                                                                                      x     66.67%
                                                                                      ------------
                                                                         Conversion Price  $1.2069